EXHIBIT 12




                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                                            Three Months Ended
                                                              March 31, 1996
EARNINGS:

Earnings (loss) from continuing operations before
   income taxes (Note 1)                                          $(34.2)
Interest expense                                                    39.9
Portion of rent expense representative of an
   interest factor                                                   5.6
                                                                   -----
Adjusted earnings from continuing operations
   before taxes and fixed charges (Note 1)                         $11.3
                                                                   =====


FIXED CHARGES:

Interest expense                                                   $39.9
Portion of rent expense representative of an
   interest factor                                                   5.6
                                                                   -----
Total fixed charges                                                $45.5
                                                                   =====

RATIO OF EARNINGS TO FIXED CHARGES  (Notes 1 and 2)                  .25
                                                                     ===




Note:    1.   Excludes earnings from discontinued operations. Included in earnings (loss) from continuing operations before income taxes is a restructuring charge in the amount of $81.6.

         2. Earnings from continuing operations before income taxes are insufficient to cover fixed charges by the amount of $34.2.